                                                                         ANNEX D

                                PROPOSED FORM OF

                   CERTIFICATE OF DESIGNATION OF THE POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                    OPTIONAL AND OTHER SPECIAL RIGHTS OF 12%
                        EXCHANGEABLE PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
                             ---------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                             ---------------------


     Chancellor Media Corporation of Los Angeles (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware and formerly known as Evergreen Media Corporation of Los Angeles, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors duly approved and adopted the following resolution (the "Resolution"):


          RESOLVED, that, pursuant to the authority conferred on the Board of Directors by its Certificate of Incorporation (which authorizes 10,000,000 shares of preferred stock, $.01 per share), and pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Chief Financial Officer of the Corporation be, and hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware the Certificate of Designation of 12% Exchangeable Preferred Stock, par value $.01 per share, of the Corporation, pursuant to which the Board of Directors has fixed the designations, powers and preferences and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of the Corporation's Preferred Stock.

     (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the "12% Exchangeable Preferred Stock." The number of shares constituting such class shall be 3,600,000, and are referred to as the "Exchangeable Preferred Stock." The liquidation preference of the Exchangeable Preferred Stock shall be $100.00 per share.

     (b) Rank. The Exchangeable Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of common stock of the Corporation (including, without limitation, the Common Stock) and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that it ranks junior to the Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); provided that any such Parity Stock that was not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof (to the extent such approval is required) shall be deemed to be Junior Stock and not Parity Stock; and (iii) junior to the 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock") and each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created that has been approved by the Holders in accordance with paragraph (f)(ii)(B) hereof and the terms of which do not expressly provide that such class or series will rank junior to, or on a parity with, the Exchangeable Preferred Stock as to dividends and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock").

     (c) Dividends. (i) Beginning on the Issue Date, the Holders of the outstanding shares of Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Exchangeable Preferred Stock, at a rate per annum equal to 12% of the liquidation preference per share of the Exchangeable Preferred Stock, payable semi-annually. Holders of Exchangeable Preferred Stock will also be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, amounts owing as additional dividends pursuant to the certificate of designation governing the Radio Broadcasting Preferred Stock and the Registration Rights Agreement, dated January 23, 1997, among Radio Broadcasting and the initial purchasers of the Radio Broadcasting Preferred Stock. No interest shall be payable in respect of any dividends that may be in arrears. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from July 15, 1997 and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Issue Date, provided that if any dividend payable on any Dividend Payment Date on or before January 15, 2002 is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be paid in additional whole shares of Exchangeable Preferred Stock (calculated by dividing (x) the amount of the cash dividend payable to each holder of record of the Exchangeable Preferred Stock on the basis of all shares held of record by such holder, whether evidenced by one or more certificates, by
(y) $100.00, with amounts in respect of any partial shares to be paid in cash by the Corporation) on such Dividend Payment Date and shall be deemed paid in full and shall not accumulate. Each dividend shall be payable to Holders of record of the Exchangeable Preferred Stock as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of the Exchangeable Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Exchangeable Preferred Stock on such Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

     (ii) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

     (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time.

     (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph
(e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

     (v) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or are deemed declared and paid) in full, or declared and, if payable in cash, a sum in cash set apart sufficient for such payment, on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Stock. If any dividends are not so paid, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Exchangeable Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Exchangeable Preferred Stock and such Parity Stock bear to each other.

     (vi) (A) Holders of shares of the Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

     (B) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock whether in cash, obligations or shares of the Corporation or other property (other than dividends in Junior Stock to the holders of Junior Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full or declared and, if payable in cash, a sum in cash set apart sufficient for such payment on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the date of such dividends or payments on such Junior Stock.

     (A) So long as any share of the Exchangeable Preferred Stock is outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

     (vii) Dividends payable on the Exchangeable Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

     (d) Liquidation Preference. (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the liquidation preference for each share outstanding, plus an amount in cash equal to accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Stock including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of Exchangeable Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Exchangeable Preferred Stock and all Parity Stock, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full liquidation preference, including all accrued and unpaid dividends to which each is entitled.

     (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

     (e) Redemption. (i) Optional Redemption. (A) The Corporation may, at the option of the Board of Directors, redeem at any time on or after January 15, 2002, subject to contractual and other restrictions with respect thereto and from any source of funds legally available therefor, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Exchangeable Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the

Redemption Date to the Redemption Date) (the "Optional Redemption Price") if redeemed during the 12-month period beginning January 15 of each of the years set forth below:

2002.......................................................   106.00%
2003.......................................................   104.80%
2004.......................................................   103.60%
2005.......................................................   102.40%
2006.......................................................   101.20%
2007 and thereafter........................................   100.00%

provided that no redemption pursuant to this paragraph (e)(i)(A) shall be authorized or made unless prior thereto full accrued and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Exchangeable Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

     (B) In addition to the foregoing paragraph (e)(i)(A), on or prior to January 15, 2000, the Corporation may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem from any source of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, the Exchangeable Preferred Stock, in part, at a redemption price of 112% of the liquidation preference thereof plus an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date) (the "Cash Proceeds Redemption Price"); provided, however, that after any such redemption, there must be at least $150,000,000 aggregate liquidation preference of Exchangeable Preferred Stock outstanding. Any such redemption pursuant to this paragraph (e)(i)(B) must occur on or prior to 60 days after the receipt by the Corporation of the proceeds of each Public Equity Offering.

     (C) In the event of a redemption pursuant to paragraph (e)(i)(A) or
(e)(i)(B) hereof of only a portion of the then outstanding shares of the Exchangeable Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of the Exchangeable Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

     (D) In addition to the foregoing paragraphs (e)(i)(A), and (e)(i)(B), prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 112% of the liquidation preference thereof (the "Change of Control Redemption Price"), together with accrued and unpaid dividends to the date of redemption. In order to effect a Change of Control Redemption, the Company must send a notice to each Holder within 30 days following the date the Change of Control occurred, stating that the Company is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

     (ii) Mandatory Redemption. On January 15, 2009, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in paragraph (e)(iii) hereof, all of the shares of the Exchangeable Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

     (iii) Procedures for Redemption. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Exchangeable Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

     (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B),
(e)(i)(D) or (e)(ii) hereof;

     (2) the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Proceeds Redemption Price, as the case may be;

     (3) whether all or less than all the outstanding shares of the Exchangeable Preferred Stock are to be redeemed and the total number of shares of the Exchangeable Preferred Stock being redeemed;

     (4) the date fixed for redemption;

     (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be redeemed; and

     (6) that dividends on the shares of the Exchangeable Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Proceeds Redemption Price, as the case may be.

     (B) Each Holder of Exchangeable Preferred Stock called for redemption shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Mandatory Redemption Price, the Change of Control Redemption Price or Cash Proceeds Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Exchangeable Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Proceeds Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, the Mandatory Redemption Price, the Change of Control Redemption Price or the Cash Redemption Price, as the case may be, without interest.

     (f) Voting Rights. (i) The Holders of Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii),
(iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

     (ii) (A) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (B) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not authorize any class of Parity Stock without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting. Notwithstanding the foregoing sentence, the Corporation may authorize up to $50,000,000 initial liquidation preference of other Parity Stock (plus Parity Stock payable as dividends thereon in lieu of cash dividends) without the vote described in the foregoing sentence.

     (C) So long as any shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of the Exchangeable Preferred Stock or to authorize the issuance of any additional shares of Exchangeable Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (D) Prior to the exchange of Exchangeable Preferred Stock for Exchange Debentures, the Corporation shall not amend or modify the Indenture for the Exchange Debentures in the form in effect on the Issue Date (the "Indenture") (except as expressly provided therein in respect of amendments without the consent of Holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     (E) Except as set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (f)(ii)(C) above, (x) the creation, authorization or issuance of any shares of any Junior Stock, Parity Stock or Senior Stock or (y) the increase or decrease in the amount of authorized Capital Stock of any class, including Preferred Stock, shall not require the consent of Holders of Senior Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchangeable Preferred Stock.

     (iii) Without the affirmative vote or consent of Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless: (A) either (1) the Corporation is the surviving or continuing Person or (2) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (B) the Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Exchangeable Preferred Stock had immediately prior to such transaction; (C) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Corporation (in the case of clause (1) of the foregoing clause
(A)) or such Person (in the case of clause (2) of the foregoing clause (A)) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (l)(i) hereof; (D) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (E) the Corporation has delivered to the transfer agent for the Exchangeable Preferred Stock prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

     (iv) (A) If (1) after January 15, 2002 cash dividends on the Exchangeable Preferred Stock are in arrears and unpaid for three or more Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem all of the then outstanding shares of Exchangeable Preferred Stock on January 15, 2009 or otherwise fails to discharge any redemption obligation with respect to the Exchangeable Preferred Stock; (3) the Corporation fails to make a Change of Control Offer (whether pursuant to the terms of paragraph (h)(v) or otherwise) following a Change of Control if such Change of Control Offer is required by paragraph (h) hereof or fails to purchase shares of Exchangeable Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer (unless, in either case, the Corporation has decided to effect a Change of Control Redemption in lieu of such Change of Control Offer pursuant to the terms of paragraph (e)(i)(D)); (4) the Corporation breaches or violates one of the provisions set forth in any of paragraphs (l)(i), (l)(ii) or
(l)(iii) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchangeable Preferred Stock then outstanding or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $5,000,000 or more at one time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1)-(5) the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders of Exchangeable Preferred Stock, voting separately and as one class (together with the holders of any Parity Stock having similar rights), to elect the lesser of two directors or 25% of the members of the Board of Directors. Each such event described in clauses (1),
(2), (3), (4) and (5) is a "Voting Rights Triggering Event." Holders of a majority of the issued and outstanding shares of Exchangeable Preferred Stock, voting separately and as one class (together with the holders of any Parity Stock having similar rights), shall have the exclusive right to elect the lesser of two directors or 25% of the members of the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Exchangeable Preferred Stock expire (other than as described in (f)(iv)(B) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the holders of the Exchangeable Preferred Stock for any Voting Rights Triggering Event.

     (B) The right of the Holders of Exchangeable Preferred Stock voting separately and as a class (together with the holders of any Parity Stock then having similar rights) to elect members of the Board of Directors as set forth in subparagraph (f)(iv)(A) above shall continue until such time as (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Exchangeable Preferred Stock are paid in full in cash; and (y) in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders of Exchangeable Preferred Stock so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders of the Exchangeable Preferred Stock shall each terminate and the directors elected by the holders of Common Stock shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of Exchangeable Preferred Stock pursuant to paragraph (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders of Exchangeable Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty-five percent (25%) of the shares of Exchangeable Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders of Exchangeable Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty-five percent (25%) of the outstanding shares of Exchangeable Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Exchangeable Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

     (C) At any meeting held for the purpose of electing directors at which the Holders of Exchangeable Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Exchangeable Preferred Stock shall be required to constitute a quorum of such Exchangeable Preferred Stock.

     (D) Any vacancy occurring in the office of a director elected by the Holders of Exchangeable Preferred Stock may be filled by the remaining directors elected by the Holders of Exchangeable Preferred Stock unless and until such vacancy shall be filled by the Holders of Senior Exchangeable Preferred Stock.

     (v) In any case in which the Holders of Exchangeable Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of Exchangeable Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Exchangeable Preferred Stock held.

     (g) Exchange. (i) Requirements. The outstanding shares of Exchangeable Preferred Stock are exchangeable as a whole but not in part, at the option of the Corporation and subject to the terms and conditions of the Credit Agreement, the 9 3/8% Note Indenture and the certificate of designation for the Senior Exchangeable Preferred Stock, at any time on any Dividend Payment Date for the Corporation's 12% Subordinated Exchange Debentures due 2009 (the "Exchange Debentures") to be substantially in the form of Exhibit A to the Indenture, a copy of which is on file with the secretary of the Corporation, provided that any such exchange may only be made if on or prior to the date of such exchange
(i) the Corporation has paid (or is deemed to have paid) all accumulated dividends on the Exchangeable Preferred Stock (including the dividends payable on the date of exchange) and there shall be no contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; and
(iii) immediately after giving effect to such exchange, no Default or Event of Default (as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the Credit Agreement or the 9 3/8%
Note Indenture. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of liquidation preference of Exchangeable Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000.

     (iii) Procedure for Exchange. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such exchange of the Exchangeable Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of Exchangeable Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

     (1) the date fixed for exchange;

     (2) that the Holder is to surrender to the Corporation, in the manner and at the place or places designated, his certificate or certificates representing the shares of Exchangeable Preferred Stock to be exchanged;

     (3) that dividends on the shares of Exchangeable Preferred Stock to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date unless the corporation shall default in the delivery of Exchange Debentures; and

     (4) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Exchangeable Preferred Stock are surrendered for exchange on such Exchange Date.

     (B) On or before the Exchange Date, each Holder of Exchangeable Preferred Stock shall surrender the certificate or certificates representing such shares of Exchangeable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Exchangeable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

     (C) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (1) the Indenture shall have been duly executed and delivered by the Corporation and the trustee thereunder and (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of Exchangeable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures, an amount in cash equal to the amount of accrued and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the Exchange Date.

     (iii) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this paragraph (g), the Corporation shall not be entitled to exchange the Exchangeable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

     (h) Change of Control. (i) In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall notify the Holders of the Exchangeable Preferred Stock in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") all then outstanding shares of Exchangeable Preferred Stock at a purchase price of 101% of the then effective liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date).

     (ii) Within 30 days following the Change of Control Date, the Corporation shall send, by first class mail, postage prepaid, a notice to each Holder of Exchangeable Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, which notice shall govern the terms of the Change of Control

Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Exchangeable Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

     (A) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this paragraph (h) and that all Exchangeable Preferred Stock validly tendered and not withdrawn will be accepted for payment;

     (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which shall be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

     (C) that any shares of Exchangeable Preferred Stock not tendered will continue to accrue dividends;

     (D) that, unless the Corporation defaults in making payment therefor, any share of Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

     (E) that Holders electing to have any shares of Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the certificate or certificates representing such shares, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the place specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date;

     (F) that Holders will be entitled to withdraw their election if the Corporation receives, not later than five Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Exchangeable Preferred Stock the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of Exchangeable Preferred Stock purchased;

     (G) that Holders whose shares of Exchangeable Preferred Stock are purchased only in part will be issued a new certificate representing the unpurchased shares of Exchangeable Preferred Stock; and

     (H) the circumstances and relevant facts regarding such Change of Control.

     (iii) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Exchangeable Preferred Stock in connection with a Change of Control Offer.

     (iv) On the Change of Control Payment Date the Corporation shall (A) accept for payment the shares of Exchangeable Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the Holders of shares so accepted the purchase price therefor in cash and (C) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Exchangeable Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Exchangeable Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

     (v) If the purchase of the Exchangeable Preferred Stock would violate or constitute a default under the certificate of designation for the Senior Exchangeable Preferred Stock, the Credit Agreement, the 9 3/8% Note Indenture or other Indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within 30 days following the Change of Control Date, the Corporation shall either (A) repay in full all such Indebtedness and terminate all commitments outstanding under the Credit Agreement or (B) obtain the requisite consents, if any, under the Credit Agreement, the 9 3/8% Note Indenture or such Indebtedness required to permit the repurchase of Exchangeable Preferred Stock required by this paragraph (h). Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Change of Control Offer; provided that the Corporation's failure to comply with the provisions of this paragraph (h)(v) shall constitute a Voting Rights Triggering Event.

     (vi) Paragraphs (i)-(v) of this Section (h) notwithstanding, the Corporation shall not be required to make a Change of Control Offer if, instead, the Corporation elects to effect a Change of Control Redemption pursuant to the provisions of and in compliance with paragraph (e)(i)(D) hereof.

     (i) Conversion or Exchange. The Holders of shares of Exchangeable Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

     (j) Reissuance of Exchangeable Preferred Stock. Shares of Exchangeable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that any issuance of such shares as Exchangeable Preferred Stock must be in compliance with the terms hereof.

     (k) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

     (l) Certain Additional Provisions. (i) Limitation on Incurrence of Additional Indebtedness. Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, create, incur, assume, guarantee, acquire or become liable for, contingently or otherwise (collectively, "incur"), any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitation, the Corporation or any Subsidiary may incur Indebtedness if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Corporation's Leverage Ratio is less than 7.0 to 1.

     (ii) Limitation on Restricted Payments. (A) Neither the Corporation nor any of its Subsidiaries shall, directly or indirectly, make any Restricted Payment if immediately after giving effect thereto:

     (1) any Voting Rights Triggering Event shall have occurred and be continuing; or

     (2) the Corporation is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) above; or


     (3) the aggregate amount of Restricted Payments made on or subsequent to the Issue Date, together with the aggregate amount of Restricted Payments made by Radio Broadcasting subsequent to the Radio Broadcasting Preferred Stock Issue Date and through the date immediately preceding the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the respective Board of Directors in good faith) exceeds the sum of (I) (x) 100% of the aggregate Consolidated EBITDA of Radio Broadcasting from February 14, 1996 through the date immediately preceding the Issue Date, plus 100% of the aggregate Consolidated EBITDA of the Corporation from and after the Issue Date (or, in the event that either such Consolidated EBITDA shall be a deficit, minus 100% of such deficit), to the most recent date for which financial information is available to the Corporation, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same entities and for the same periods, plus (II) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received by the Corporation from any Person (other than a Subsidiary of the Corporation) from the issuance and sale on or subsequent to the Issue Date of Qualified Capital Stock of the Corporation, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash as previously determined by the board of directors of Radio Broadcasting in good faith, previously received by Radio Broadcasting from any Person (other than a Subsidiary of Radio Broadcasting) from the issuance and sale on or subsequent to February 14, 1996 of Qualified Capital Stock of Radio Broadcasting (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Corporation or any Subsidiary of the Corporation or from Radio Broadcasting or any subsidiary of Radio Broadcasting, respectively, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Corporation or Radio Broadcasting, respectively, upon such conversion or exchange), plus (III) without duplication of any amount included in clause (3)(II) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (3)(II) above), received by the Corporation as a capital contribution on or subsequent to the Issue Date, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (3)(II) above), previously received by Radio Broadcasting as a capital contribution on or subsequent to February 14, 1996 (excluding the net proceeds from a Public Equity Offering by Chancellor Mezzanine to the extent used by the Corporation to redeem the Exchangeable Preferred Stock); plus (IV) $2,500,000.


     (B) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the acquisition of any Capital Stock of the Corporation or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (I) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (II) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Corporation) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock; (3) payments by the Corporation to fund the operating expenses of Chancellor Mezzanine in an amount not to exceed $500,000 per annum; (4) payments by the Corporation to Chancellor Mezzanine to enable Chancellor Mezzanine to make payments pursuant to (x) the Financial Monitoring and Oversight Agreement or (y) the Tax Sharing Agreement; (5) payments by the Corporation to repurchase, or enable Chancellor Mezzanine to repurchase, Capital Stock or other securities of Chancellor Mezzanine from employees of Chancellor Mezzanine or the Corporation in an aggregate amount not to exceed $5,000,000;
(6) payments to enable Chancellor Mezzanine to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (7) payments, not to exceed $100,000 in the aggregate, to enable the Corporation to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (8) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with paragraph
(f)(iii) above; provided, however, that no such payment may be made pursuant to this clause (8) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Corporation would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph
(l)(i) above such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; provided, further, however, that in the case of clauses (4)(x), (5), (6), (7) and (8), no Voting Rights Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made by the Corporation on or subsequent to the Issue Date and the aggregate amount of Restricted Payments made by Radio Broadcasting subsequent to the Radio Broadcasting Preferred Stock Issue Date and through the date immediately preceding the Issue Date, amounts expended pursuant to clauses
(1), (2), (4)(x), (5), (6), (7) and (8) (including any amounts previously expended by Radio Broadcasting pursuant to clauses l(ii)(B)(1), (2), (4)(x),
(5), (6), (7) and (8) under the certification of designation for the Radio Broadcasting Preferred Stock) shall be included in such calculation.


     (iii) Limitation on Preferred Stock of Subsidiaries. The Corporation shall not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Corporation or to a Wholly Owned Subsidiary of the Corporation) or permit any Person (other than to the Corporation or a Wholly Owned Subsidiary of the Corporation) to own any Preferred Stock of a Subsidiary of the Corporation (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Corporation or merges with the Corporation or any of its Subsidiaries, and after giving effect to such transaction, the Corporation shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph
(l)(i) above).

     (iv) Reports. So long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation will provide to the holders of Exchangeable Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Corporation files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Corporation is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Corporation will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the Holders of Exchangeable Preferred Stock.

     (m) Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "9 3/8% Note Indenture" means the Indenture governing the 9 3/8% Notes as such Indenture may be amended or supplemented from time to time in accordance with the terms thereof.

          "9 3/8% Notes" means the Corporation's $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 of the Corporation, as assumed by the Corporation, as the same may be modified or amended from time to time and future refinancings thereof.


          "12 1/2% Notes" means Radio Broadcasting's previously outstanding $60.0 million aggregate principal amount of 12 1/2% Senior Subordinated Notes due 2004.



          "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Corporation or at the time it merges or consolidates with the Corporation or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Corporation or such acquisition, merger or consolidation.


          "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Asset Acquisition" means (i) an Investment by the Corporation or any Subsidiary of the Corporation in any other Person pursuant to which such Person shall become a Subsidiary of the Corporation or shall be consolidated or merged with the Corporation or any Subsidiary of the Corporation or (ii) the acquisition by the Corporation or any Subsidiary of the Corporation of assets of any Person comprising a division or line of business of such Person.

          "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Corporation or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Corporation or any of its Subsidiaries) to any Person other than the Corporation or a Wholly Owned Subsidiary of the Corporation of (i) any Capital Stock of any Subsidiary of the Corporation or (ii) any other property or assets of the Corporation or any Subsidiary of the Corporation other than in the ordinary course of business.

          "Board of Directors" shall have the meaning ascribed to it in the first paragraph of this Resolution.

          "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

          "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

          "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

          "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

          "Chancellor Broadcasting" means Chancellor Broadcasting Company, a Delaware corporation that was merged with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation, pursuant to the Merger
     Agreement on September   , 1997.

          "Chancellor Media" means Chancellor Media Corporation, a Delaware corporation, and its successors.

          "Chancellor Mezzanine" means Chancellor Mezzanine Holdings Corporation, a Delaware corporation, and its successors.

          "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Exchange Indenture), other than to Hicks Muse or any of its Affiliates, officers and directors or to Steven Dinetz (the "Permitted Holders"); or (ii) a majority of the Board of Directors of Chancellor Media, Chancellor Mezzanine or the Corporation shall consist of Persons who are not Continuing Directors; or
     (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Chancellor Media, Chancellor Mezzanine or the Corporation.

          "Change of Control Date" shall have the meaning ascribed to it in paragraph (h) hereof.

          "Change of Control Payment Date" shall have the meaning ascribed to it in paragraph (h) hereof.

          "Change of Control Offer" shall have the meaning ascribed to it in paragraph (h) hereof.

          "Commission" means the Securities and Exchange Commission.

          "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Corporation or any of its Subsidiaries designed to protect the Corporation or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Corporation and its Subsidiaries.

          "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and
     (ii) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

          "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,
     (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) gains and losses from Asset Sales or abandonments or reserves relating thereto and the related tax effects, (ii) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (iii) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (iv) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise and (v) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (a) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (b) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person.

          "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item).

          "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of Chancellor Broadcasting or Radio Broadcasting on the Radio Broadcasting Preferred Stock Issue Date, (ii) was nominated for election or elected to the Board of Directors of Chancellor Media, Chancellor Mezzanine or the Corporation with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) is a representative of a Permitted Holder.

          "CRBC Credit Agreement" means the amended and restated Credit Agreement dated January 23, 1997 among Chancellor Broadcasting, Radio Broadcasting, the lenders from time to time party thereto and Bankers Trust Company as administrative agent, Goldman Sachs Credit Partners, L.P., as documentation agent and Nations Bank, N.A., as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of Radio Broadcasting as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

          "Credit Agreement" means the Credit Agreement, dated April 25, 1997 among Evergreen Media Corporation of Los Angeles, the lenders from time to time party thereto, The Toronto-Dominion Bank, Bankers Trust Company, The Bank of New York, NationsBank of Texas, N.A. and Union Bank of California, as Managing Agents; Toronto Dominion Securities (USA), Inc., as Arranging Agent; and Toronto Dominion (Texas), Inc., as Administrative Agent for the lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding subsidiaries of the Corporation as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agents, lender or group of lenders.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Corporation or any of its Subsidiaries against fluctuations in currency values.

          "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to January 15, 2009.

          "Dividend Payment Date" means January 15 and July 15 of each year.

          "Dividend Period" means the Initial Dividend Period and, thereafter, each Semi-Annual Dividend Period.

          "Dividend Record Date" means January 1 and July 1 of each year.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Date" means a date on which shares of Exchangeable Preferred Stock are exchanged by the Corporation for Exchange Debentures.

          "Exchange Debentures" shall have the meaning ascribed to it in paragraph (g) hereof.

          "Exchange Notice" shall have the meaning ascribed to it in paragraph
     (g) hereof.

          "Exchangeable Preferred Stock" shall have the meaning ascribed to it in paragraph (a) hereof.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

          "Financial Monitoring and Oversight Agreement" means, collectively, the Financial Monitoring and Oversight Agreement among Hicks, Muse & Co. Partners, L.P., Radio Broadcasting and Chancellor Broadcasting, as in effect on the Radio Broadcasting Preferred Stock Issue Date, and the Financial Advisory Agreement among HM/2 Management Partners, L.P., Radio Broadcasting and Chancellor Broadcasting, as in effect on the Radio Broadcasting Preferred Stock Issue Date.

          "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Preferred Stock Issue Date.

          "Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated.

          "Holder" means a holder of shares of Exchangeable Preferred Stock as reflected in the stock books of the Corporation.

          "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,
     (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and
     (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

          "Initial Dividend Period" means the dividend period commencing on July 16, 1997 and ending on the first Dividend Payment Date to occur thereafter.

          "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

          "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Corporation at the time any entity which was a Subsidiary of the Corporation ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Corporation. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Corporation unless the fair market value of such Investment exceeds $1,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors at the time such Investment is made.

          "Issue Date" means September   , 1997, the date of original issuance
     of the Exchangeable Preferred Stock.

          "Junior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

          "Leverage Ratio" shall mean, as to any Person, the ratio of (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

     For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

          "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

          "Mandatory Redemption Price" shall have the meaning ascribed to it in paragraph (e) hereof.

          "Merger Agreement" means the Agreement and Plan of Merger, dated February 19, 1997, as amended and restated on July 31, 1997, among Chancellor Broadcasting, Radio Broadcasting, Evergreen Media Corporation, Evergreen Mezzanine Holdings Corporation and Evergreen Media Corporation of Los Angeles.

          "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

          "Officers' Certificate" means a certificate signed by two officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Corporation which certificate shall include a statement that, in the opinion of such signers all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. In addition, such certificate shall include (i) a statement that the signatories have read the relevant covenant or condition, (ii) a brief statement of the nature and scope of such examination or investigation upon which the statements are based, (iii) a statement that, in the opinion of such signatories, they have made such examination or investigation as is reasonably necessary to express an informed opinion and (iv) a statement as to whether or not, in the opinion of the signatories, such relevant conditions or covenants have been complied with.

          "Opinion of Counsel" means an opinion of counsel that, in such counsel's opinion, all conditions precedent to be performed by the Corporation prior to the taking of any proposed action have been taken. Such opinion shall also include the statements called for in the second sentence under "Officers' Certificate".

          "Optional Redemption Price" shall have the meaning ascribed to it in paragraph (e)(i) hereof.

          "Parity Stock" shall have the meaning ascribed to it in paragraph (b) hereof.


          "Permitted Indebtedness" means, without duplication, (i) Indebtedness of Radio Broadcasting outstanding on the Radio Broadcasting Preferred Stock Issue Date, including, without limitation, the 9 3/8% Notes and guarantees thereof, plus Indebtedness of Radio Broadcasting incurred subsequent to the Radio Broadcasting Preferred Stock Issue Date in the aggregate principal amount of $60.0 million for the purpose of refinancing the 12 1/2% Notes, and future refinancing of such Indebtedness; (ii) Indebtedness of Radio Broadcasting or the Corporation incurred pursuant to the CRBC Credit Agreement or the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the CRBC Credit Agreement as initially in effect reduced by the aggregate principal amount permanently repaid with the proceeds of Asset Sales; (iii) Indebtedness evidenced by the Exchange Debentures, including any Exchange Debentures issued in accordance with the Exchange Indenture as the payment of interest on the Exchange Debentures; (iv) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Corporation from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Corporation or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Corporation to any Wholly Owned Subsidiary or by any Subsidiary to the Corporation or any Wholly Owned Subsidiary of the Corporation; and (viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the terms of paragraph (1)(i) hereof.

          "Permitted Investments" means (i) Investments by the Corporation or any Subsidiary to acquire the stock or assets of any Person (or Indebtedness of such Person acquired in connection with a transaction in which such Person becomes a Subsidiary of the Corporation) engaged in the broadcast business or businesses reasonably related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Corporation in excess of $5,000,000, the Corporation is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with paragraph (l)(i) hereof, (ii) Investments received by the Corporation or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Corporation or any Wholly Owned Subsidiary of the Corporation in any Wholly Owned Subsidiary of the Corporation (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Corporation and Investments in the Corporation by any Wholly Owned Subsidiary of the Corporation, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement and (vi) additional Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

          "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

          "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          "pro forma" means, unless otherwise provided herein, with respect to any calculation made or required to be made pursuant hereto, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act.

          "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Corporation or Chancellor Mezzanine, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Chancellor Mezzanine, Chancellor Mezzanine contributes to the capital of the Corporation net cash proceeds in an amount sufficient to redeem the Exchangeable Preferred Stock called for redemption in accordance with the terms hereof.

          "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

          "Radio Broadcasting" means Chancellor Radio Broadcasting Company, a Delaware corporation that was merged with and into Evergreen Media Corporation of Los Angeles pursuant to the Merger Agreement on September
       , 1997.

          "Radio Broadcasting Preferred Stock" shall mean the 12% Exchangeable Preferred Stock of Radio Broadcasting.

          "Radio Broadcasting Preferred Stock Issue Date" shall mean January 23, 1997, the date of original issuance of the Radio Broadcasting Preferred Stock.

          "Redemption Date", with respect to any shares of Exchangeable Preferred Stock, means the date on which such shares of Exchangeable Preferred Stock are redeemed by the Corporation.

          "Redemption Notice" shall have the meaning ascribed to it in paragraph
     (e) hereof.

          "Refinancing Indebtedness" means any refinancing by the Corporation of Indebtedness of the Corporation or any of its Subsidiaries incurred in accordance with paragraph (l)(i) hereof (other than pursuant to clause (ii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with
     (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

          "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of Junior Stock, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Stock, or any warrants, rights or options to acquire shares of Junior Stock, other than through the exchange of such Junior Stock or any warrants, rights or options to acquire shares of any class of such Junior Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).

          "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Corporation or a Subsidiary of any property, whether owned by the Corporation or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Corporation or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Semi-Annual Dividend Period" shall mean the semi-annual period commencing on each January 16 and July 16 and ending on the next succeeding Dividend Payment Date, respectively.

          "Senior Stock" shall have the meaning ascribed to it in paragraph (b) hereof.

          "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything contained herein to the contrary, all references to the Corporation and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Corporation and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything herein to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes hereof.

          "Tax Sharing Agreement" means the Tax Sharing Agreement between Radio Broadcasting and Chancellor Broadcasting, as in effect on the Radio Broadcasting Preferred Stock Issue Date.

          "Unrestricted Subsidiary" means a Subsidiary of the Corporation created after the Preferred Stock Issue Date and so designated by a resolution adopted by the Board of Directors, provided that (i) neither the Corporation nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (a) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (b) is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) the creditors with respect to Indebtedness for borrowed money of such Subsidiary, having a principal amount in excess of $5,000,000, have agreed in writing that they have no recourse, direct or indirect, to the Corporation or any other Subsidiary of the Corporation (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal of or interest on any Indebtedness of such Subsidiary and (iii) at the time of designation of such Subsidiary such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). Any such designation by the Board of Directors shall be evidenced by a resolution of the Board of Directors giving effect to such designation.

          "Voting Rights Triggering Event" shall have the meaning ascribed to it in paragraph f(iv) hereof.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person.

     IN WITNESS WHEREOF, said Chancellor Media Corporation of Los Angeles, has caused this Certificate to be signed by Matthew E. Devine, its Chief Financial
Officer, this      day of September, 1997.

                                            CHANCELLOR MEDIA CORPORATION OF
                                              LOS ANGELES

                                            By:
                                              ----------------------------------
                                              Name: Matthew E. Devine
                                              Title:  Chief Financial Officer